Exhibit 99.1

Fulton Bancshares Corporation

100 Lincoln Way East, McConnellsburg, PA  17233

May 15, 2006

Dear Shareholder,

Attached is the financial report for Fulton Bancshares Corporation (“Fulton”) for the First Quarter of 2006.  During this quarter, Fulton realized net income of $47 thousand, or $0.09 per share, as compared to net income of $61 thousand, or $0.12 per share, for the same period one year ago, and to net loss of $288 thousand for the entire year of 2005.  The improvement in the First Quarter over the full year of 2005 is the direct result of significant reduction in costs incurred by Fulton’s subsidiary, The Fulton County National Bank and Trust Company (“Bank”), to address issues raised by the banking examiners.

As you are aware, Fulton has entered into an agreement to merge with Franklin Financial Services Corporation (“Franklin”), the parent company of F&M Trust Company of Chambersburg.  The Special Meeting of Shareholders to review and vote on the proposed merger is scheduled for Thursday, May 18, 2006.  While we hope that you have voted for the merger, as of the date of this letter, time remains for you to vote if you have not already done so.

We continue to be excited about this proposed merger.  By joining with Franklin, we will be able to deliver a much broader range of banking and trust products and services to our customers while retaining the local presence that is the hallmark of community banking.  We are already able to see the potential for the new company in the interest expressed by the Bank’s customers in the products and services that will be forthcoming once the merger is complete.

In the meantime, if you have any questions about Fulton or about the merger, please call me at (717) 485-3144.  I will be happy to respond to your inquiry.

Thank you for your continued support.

Sincerely,
/s/ George W. Millward
George W. Millward
Interim President and CEO

Attachment

In connection with the proposed transaction, a registration statement of Franklin Financial Services Corporation (“Franklin”) which includes a proxy statement/prospectus of Franklin and Fulton Bancshares Corporation (“Fulton”), and other materials have been filed with the SEC and are publicly available.  WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FRANKLIN AND FULTON AND THE PROPOSED TRANSACTION.  Investors will be able to obtain free copies of the proxy statement/prospectus as well as other filed documents containing information about Franklin and Fulton at http://www.sec.gov, the SEC’s website.  In addition, documents filed with the SEC by Fulton are available free of charge from Shareholder Relations, Fulton Bancshares Corporation, 100 Lincoln Way East, McConnellsburg, PA 17233, (717) 485-3144.  Documents filed with the SEC by Franklin are available free of charge from Shareholder Relations, Franklin Financial Services Corporation, 20 South Main Street, Chambersburg, PA 17201 (717) 264-6116.